UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2016

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On September 28, 2016, SolarCity Corporation (“SolarCity”) announced the appointment of Radford Small as Chief Financial Officer.

Mr. Small joined SolarCity in May 2015 from Goldman, Sachs & Co. where he was a Managing Director and Chief Operating Officer for the Clean Technology and Renewables group. Over his 17 year career in the Investment Banking Division of Goldman, Sachs & Co., he raised more than $20 billion in financing and worked on over $25 billion of mergers and acquisitions transactions.  Prior to being appointed as Chief Financial Officer, Mr. Small has served as SolarCity’s Senior Vice President, Business Development and Investor Relations; Senior Vice President, Structured Finance; and Executive Vice President, Global Capital Markets.

Mr. Small holds a Bachelor of Arts degree in economics from University of California at Berkeley, a Juris Doctorate degree from Loyola Law School and Master of Laws (LLM) degree from New York University School of Law.

Mr. Small has no family relationships with any director, executive officer, or person nominated or chosen by SolarCity to become a director or executive officer of SolarCity. Mr. Small is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of President, Chief Financial Officer

SolarCity also announced that, due to overlap at the new company, Tanguy Serra has resigned as President and CFO and will be departing SolarCity at the end of the year to pursue other ventures, following the anticipated acquisition of the company by Tesla.

Item 8.01	Other Events.

On September 28, 2016, SolarCity issued a press release announcing the appointment of Mr. Small. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated September 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Lyndon Rive
Lyndon Rive
Date: September 28, 2016		Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 28, 2016